EXHIBIT 99.1

American National Announces First Quarter 2016 Results

GALVESTON, Texas, April 27, 2016 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced first quarter 2016 net income of $29,316,000 or $1.09 per diluted share compared to net income of $102,982,000 or $3.82 per diluted share for the same period in 2015.  The change is primarily due to a $57,998,000 or $2.15 per diluted share reduction in realized investment earnings attributable to higher than usual sales of certain real estate holdings in unconsolidated joint ventures in the first quarter of 2015.

After-tax operating income for the first quarter of 2016 was $24,275,000 or $0.90 per diluted share, compared to $39,943,000 or $1.48 per diluted share for 2015. Operating income decreased primarily due to lower earned rates on invested assets, a higher frequency of life and health claims, and a return to more typical property and casualty first quarter wind and hail losses in 2016 from a low amount in 2015.  After-tax operating income excludes realized investment earnings, which are comprised of realized investment gains, equity in earnings of unconsolidated affiliates and income (loss) from non-controlling interests. Realized investment earnings for the first quarter of 2016 totaled $5,041,000 or $0.19 per diluted share compared to $63,039,000 or $2.34 per diluted share for 2015, which included the aforementioned higher sales of real estate holdings.

Life insurance in force continued to grow, increasing by $1.2 billion, to reach $91.4 billion as of March 31, 2016.  First quarter 2016 property and casualty net premiums written rose 9.2% or $26.4 million from the same period in 2015, increasing to $313.3 million. At March 31, 2016, stockholders’ equity totaled $4.5 billion, a 1.4% increase from December 31, 2015. Book value per diluted share increased to $167.48 at March 31, 2016 from $165.20 at December 31, 2015.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarters Ended March 31,
	2016	2015

Revenues	$764,970,000	$756,567,000
After-tax earnings:
Operating income **	$24,275,000	$39,943,000
Realized investment earnings **	5,041,000	63,039,000
Net income	$29,316,000	$102,982,000

Per share earnings:
Operating income – Diluted **	$0.90	$1.48
Realized investment earnings – Diluted **	0.19	2.34
Net income – Diluted	$1.09	$3.82

Weighted average number of shares upon which computations are based:
Diluted	26,965,967	26,964,350
Basic	26,909,511	26,818,215

	As of
	March 31, 2016	December 31, 2015

Book value per diluted share	$167.48	165.20

* Results are preliminary and unaudited. American National expects to timely file its Form 10-Q in May.
** Operating income excludes realized investment earnings, which is comprised of realized investment gains, equity in earnings (losses) of unconsolidated affiliates, and income (loss) from non-controlling interests, after-tax. Net income is the sum of operating income and realized investment earnings.

American National Insurance Company, headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York. American National has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies.

American National is also a family of companies that has, on a consolidated GAAP basis, $24.0 billion in assets, $19.5 billion in liabilities and $4.5 billion in stockholders’ equity. American National and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: John J. Dunn, Jr. (409) 766-6063